EXHIBIT 10.4

NOTICE OF GRANT OF LONG TERM
INCENTIVE PLAN AWARD TO MARTY CASTEEL

EXHIBIT 10.4

NOTICE OF GRANT OF LONG TERM INCENTIVE PLAN AWARD

PARTICIPANT: Marty Casteel	DATE: March 24, 2008

You are hereby notified that the Nominating, Compensation and Corporate Governance Committee ("NCCGC") of the Board of Directors of Simmons First National Corporation has granted to you an Award, pursuant to the Simmons First National Corporation Long Term Incentive Plan ("Plan") adopted by the Board on March 24, 2008.

The Award provides you with a maximum compensation benefit equal to 65% of your Base Salary or $130,000.00. The Award is divided equally into a cash compensation segment in the maximum amount of $65,000.00 and an equity compensation segment consisting of up to 2,241 shares SFNC Class A common stock ("LTI Stock"), subject to performance vesting as described in the Plan.

The vesting of the award shall be based on the Company's performance compared to the designated peer group ("Peer Group") for the three (3) Performance Criteria set forth below computed over a three (3) calendar year performance period commencing in January 1, 2008 ("Performance Period"). The Performance Criteria shall be Core Deposit Growth, Total revenue Growth and Earnings per Share Growth, as defined below. "Core Deposit Growth" shall mean the percentage growth of non-time deposits during the Performance Period. "Total Revenue Growth" shall mean the percentage growth of the sum of net interest income plus non-interest income during the Performance Period. "Earnings per Share Growth" shall mean the compounded average growth of earnings per share (excluding non recurring and extraordinary items) during the Performance Period.

This grant (cash and LTI Stock) shall be divided into three (3) equal sub-grants. Each sub-grant, consisting of $21,666.67 and 747 shares of LTI Stock, shall be identified with one of the Performance Criteria. If the Threshold level for any one or more of the Performance Criteria is not met at the end of the performance Period, no vesting will occur with respect to the sub-grant or sub-grants identified with such Performance Criteria and the participant will forfeit all compensation set forth in such sub-grant or sub-grants. If performance at or above the Threshold level is attained for one or more Performance Criteria for the Performance Period, the sub-grants identified to such Performance Criteria will vest in accordance with the formula set forth below.

Each sub-grant shall vest if, and only to the extent that the Company's results of operations (adjusted to eliminate any effects of any merger, acquisition or disposition transactions occurring within the Performance Period) over the Performance Period for the Performance Criteria identified to such sub-grant as compared to the Peer Group places the Company at or above the Threshold level for median percentile ranking within the Peer Group. Performance at the Threshold level for any Performance Criteria shall entitle the participant to 30% vesting in the sub-grant identified with that Performance Criteria. Performance above the Threshold shall result in a pro rata increase in the vesting of the sub-grant equal to the sum of 30% plus the product of the (actual performance level minus Threshold vesting performance level) divided by the (Maximum vesting performance level minus Threshold vesting performance level) times 70%. No additional benefit will accrue for performance above the Maximum vesting performance level. For example, if a participant has a sub-grant consisting of $8,000 in cash and 280 shares of LTI stock and the Company performs at the 62nd percentile of the Peer Group for the Performance Criteria identified to this sub-grant then the participant would be 58% vested in the sub-grant entitling the participant to $4,640 and 162 shares of LTI Stock.

The vesting may be illustrated by the following table:

Vesting Level	Core Deposit Growth	Total Revenue Growth	EPS Growth	Vesting Pct.
Threshold	50th Percentile	50th Percentile	50th Percentile	30.00%
Target	60th Percentile	60th Percentile	60th Percentile	53.33%
Target +	70th Percentile	70th Percentile	70th Percentile	76.67%
Maximum	80th Percentile	80th Percentile	80th Percentile	100.00%

Prior to February 28, 2011, the NCCGC shall review the performance of the Company and the Peer Groups under the Performance Criteria and certify the extent, if any, to which the sub-grants within the Awards have vested under the foregoing performance vesting formula. A copy of the certification shall be forwarded to the participant and to the Company's Human Resources Group for payroll processing. All sums due shall be paid over and all vested LTI Stock shall be issued, as the case may be, on or before March 15, 2011.

This Award is in all respects limited and conditioned as provided in the Plan, including but not limited to the following:

a. In the event of your death or disability, you shall be immediately vested in each outstanding sub-grant within this Award to the extent that the Company has pursuant to Generally Accepted Accounting Principles, accrued in its accounting records a liability for a benefit to you for such sub-grant. In such an event, the cash compensation shall be payable and the certificate for the LTI Stock shall be issued to you or your legal representative within thirty days (30) after the Company receives notice of your death or disability.

b. In the event of a Change in Control, as defined in the Plan, during a Performance Period, each of the sub-grants within each of the outstanding Awards for any Performance Period in which the Change in Controls occurs, you shall be immediately vested on a partial incremental basis at the Target level. The partial incremental vesting percentage shall be the product of the Target vesting level times the percentage of the Performance Period which has elapsed as of the occurrence of the Change in Control. The cash compensation shall be payable and the certificate for the LTI Stock shall be issued to you within thirty days (30) after the Change in Control occurs.

c. Your Award is nontransferable, otherwise than as may be occasioned by your death or disability discussed above. Any attempt to transfer an Award or any part thereof, will be void and of no effect. Further, the portion of the Award which was attempted to be transferred shall be forfeited.

d. The Plan is subject to approval by the shareholders of the Company at the 2009 shareholders meeting. If the shareholders do not approve the Plan, then this award shall be void and without effect.

/s/ Tommie Jones
Tommie Jones, Senior Vice President,
Human Resources Group,
Simmons First National Corporation